Exhibit 99.1

For Immediate Release:

TaxMasters Reports Third Quarter and Nine-Month 2010 Results

HOUSTON — November 17, 2010 — TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax representation company and a leading provider of tax compliance and repayment services, today announced the Company’s financial results for the third quarter of 2010 and first nine months ended September 30, 2010. Revenue for the nine-month period increased significantly, up 21.8%, while revenue in the three-month period, which is traditionally a slow quarter for the tax preparation industry, declined slightly from the same three months last year.

For the third quarter of 2010, TaxMasters reported revenue of $10.4 million, a decrease of approximately $400,000, or 4%, compared to $10.8 million in revenue reported in the same period last year.

Total operating expenses for the quarter were $11.0 million, an increase of $2.9 million, or 36.1%, over total operating expenses of $8.1 million for the same quarter in 2009. The increase in third quarter 2010 total operating expenses is primarily the result of a $1.3 million increase in advertising expenses and a $1.2 million increase in salary compensation expenses related to new hires.

For the third quarter of 2010, the Company reported a net loss of $719,000 as compared to net income of $6.9 million for the same quarter in 2009. The $7.6 million decrease in net income is mainly attributable to the increase in operating expenses and the Company’s recognition of a $4.2 million income tax benefit during the third quarter of 2009. Prior to the reverse merger of August 4, 2009, the Company’s operating subsidiary, TaxMasters, was taxed as a limited partnership, then changed to a Subchapter S corporation and was not subject to corporate taxes which has created a deferred tax asset. The Company recognized a deferred tax benefit of approximately $4.2 million for the three months ended September 30, 2009. The total deferred tax asset as of September 30, 2010 is $5.8 million.

For the nine months ended September 30, 2010, revenue increased $5.9 million, or 21.8%, to $32.8 million, compared to $26.9 million for the nine months ended September 30, 2009. The increase in revenue was a result of the Company’s increased spending on marketing, including large-scale advertising campaigns on major cable networks, internet and radio.

TaxMasters also reported a net loss of $1.9 million for the nine months ended September 30, 2010, as compared to net income of $7.8 million for the same nine-month period in 2009. The $9.7 million decrease in net income is mainly due to the $5.9 million increase in sales offset by an $11.5 million increase in operating expenses and a $4.2 million income tax benefit that the Company recognized in the third quarter of 2009. Operating expenses for the nine-month period consisted mainly of $4.4 million in compensation costs and $3.0 million in advertising.

Patrick Cox, President and Chairman of TaxMasters, Inc., said, “We have increased our personnel and advertising as we gear up for the surge in tax activity that traditionally occurs between October and April. We have implemented extensive advertising campaigns in the media most followed by our customers and we anticipate this will translate into higher revenue in the upcoming quarters.”

In conjunction with this release, an audio review of financial results of the quarter ended September 30, 2010 will be posted to the TaxMasters investors website (http://investors.txmstr.com). The review will be available for download on December 10, 2010. The Company also filed its form 10Q for the period ended September 30, 2010 with the U.S. Securities and Exchange Commission on November 15, 2010.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS) is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of compliance and repayment services to taxpayers across the country facing seemingly insurmountable tax problems and substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and the IRS collections process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned consultants ready to counsel and assist the US taxpayer with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Media: Trey Ditto—212.896.1248

Investors: Rob Fink—212.896.1206